FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Third Quarter 2019 Results

Third Quarter 2019 Highlights

•	Revenues were $186.3 million as compared to $188.4 million in the prior year quarter
•	Operating income was $6.4 million; Adjusted OIBDA[1] was $25.4 million, which exceeded the Company’s guidance
•	SmackDown debuted on Fox (Friday, Oct. 4) and averaged 3.9 million viewers during the premier telecast, up 221% versus the same time slot over the prior four weeks on Fox (9/6-9/27)[2]
•	Announced content distribution deal with USA Network to air NXT, expanding the reach of the new live, 2-hour show to further build WWE’s third global brand alongside Raw and SmackDown
•	WWE Network averaged 1.51 million paid subscribers[3], consistent with the Company’s guidance
•

Through the first nine months of 2019, digital video views increased 12%  on a year-over-year basis to 25.6 billion and hours consumed increased  14% to 957 million hours across digital and social platforms[4]

Business Outlook

•

The Company has modified its full year 2019 guidance to an Adjusted OIBDA range of $180 million to $190 million[5], which would be an all-time record. The change is attributable to the delay in completing a previously contemplated agreement in the MENA region and the impact of accelerated investment to support content creation. While the Company continues to work toward the completion of a MENA agreement, no assurances can be given in this regard. The Company expects to have clarity on this point in advance of providing guidance for 2020[5]

•	The Company expects to provide in-depth perspective on its 2020 performance, long-term strategy and business model in mid-to-late February following the announcement of its 2019 results

STAMFORD, Conn., October 31,  2019 - WWE (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2019.

“During the quarter, we remained focused on expanding the reach of WWE’s brand with the successful debut of Friday Night SmackDown on Fox Broadcast and NXT on USA Network,” stated Vince McMahon, Chairman and Chief Executive Officer. “With our flagship programming now spanning both broadcast and cable throughout the week in the U.S. and our expanding roster of international distribution partners, we remain excited about our ability to deepen the engagement with our fans around the world.”

George Barrios, Co-President, added “In the quarter, we accelerated strategic investments to support our content creation. Although we have modified our 2019 guidance of Adjusted OIBDA to a range of $180 million to $190 million,  performance in this range would still be an all-time record. We continue to believe in WWE’s global growth potential and remain focused on maximizing future opportunities and shareholder value.”

Third-Quarter Consolidated Results

Revenues were $186.3 million as compared to $188.4 million from the prior year quarter as increased revenue in the Media segment, driven by the monetization of core content, was more than offset by decreased sales of live event tickets and merchandise.

Operating Income decreased to $6.4 million from $18.1 million in the prior year quarter, reflecting the decline in revenue and increases in fixed costs, including the impact of certain strategic investments, which were partially offset by a year-over-year reduction in accrued management incentive compensation. The Company’s Operating income margin declined to 3% from 10% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) was  $25.4 million as compared to $35.8 million in the prior year quarter. The Company’s Adjusted OIBDA margin was 14% as compared to 19% in the prior year quarter.

Net Income declined to $5.8 million, or $0.06 per diluted share, from $33.6 million, or $0.37 per diluted share, in the third quarter of 2018,  primarily reflecting a reduction in excess tax benefits related to the Company’s share-based compensation awards at vesting, lower operating performance and the impact of the finance lease related to the Company’s new headquarters.6

Effective Tax Rate increased in the current year quarter relative to that in the third quarter of 2018, primarily driven by the recognition of $8.0 million of excess tax benefits related to the Company's share-based compensation awards at vesting, as compared to $20.7 million in the prior year quarter. The decline in excess tax benefits was driven by the change in the Company’s stock price between the original grant date of the awards and their subsequent vesting date during the third quarter. Excluding discrete items (including the above mentioned excess tax benefits),  the Company’s effective tax rate was 27% in the current year quarter as compared to 28% in the prior year quarter.

Cash flows generated by operating activities were $3.2 million as compared to $44.7 million in the prior year quarter driven by unfavorable timing of working capital and lower operating performance.

Free Cash Flow was a $16.4 million use of cash as compared to  a  $35.5 million source of cash in the third quarter of 2018 primarily driven by the change in operating cash flow and, to a lesser extent, a  $10.4 million increase in capital expenditures primarily associated with the Company’s workspace plan.7

Cash, cash equivalents and short-term investments were $231 million as of September 30, 2019, and the Company estimates debt capacity under its revolving line of credit of approximately $200 million.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Revenues:
Media	$146.1	$142.1	$478.5	$478.1
Live Events	23.2	26.7	98.2	109.8
Consumer Products	17.0	19.6	60.9	69.8
Total Net Revenues	$186.3	$188.4	$637.6	$657.7

Operating Income:
Media	$33.0	$39.3	$76.2	$107.2
Live Events	(3.5)	(1.1)	8.7	15.2
Consumer Products	3.4	2.8	13.6	13.4
Corporate	(26.5)	(22.9)	(81.8)	(74.7)
Total Operating Income	$6.4	$18.1	$16.7	$61.1

Adjusted OIBDA:
Media	$41.5	$50.4	$107.5	$138.5
Live Events	(2.9)	0.2	11.2	18.5
Consumer Products	4.0	4.0	16.2	17.8
Corporate	(17.2)	(18.8)	(62.5)	(60.3)
Total Adjusted OIBDA	$25.4	$35.8	$72.4	$114.5

Results by Operating Segment

Media

Revenues increased to $146.1 million from $142.1 million in the prior year quarter,  primarily due to the contractual escalation of core content rights fees, including license fees from the distribution of the Company’s flagship programs Raw and SmackDown,  as well as the timing and performance of WWE Studios’ portfolio of releases, as reflected in “Other.” The growth was partially offset by the decline in WWE Network subscription revenues.

WWE Network’s  average paid subscribers decreased 9% to approximately 1.51 million,  primarily driven by the impact of lower subscriber additions earlier in the year. For the fourth quarter 2019, the Company projects average paid subscribers of approximately 1.43 million, representing a year-over-year decline of 10%.3,5

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Network (including pay-per-view)	$44.2	$49.5	$143.0	$152.5
Core content rights fees [8]	72.2	65.9	209.3	197.6
Advertising and sponsorship	15.0	15.0	44.8	46.8
Other [9]	14.7	11.7	81.4	81.2
Total Revenues	$146.1	$142.1	$478.5	$478.1

Operating income declined to  $33.0 million as compared to $39.3 million in the prior year quarter primarily due to the impact of increased content-related expenses, which were partially offset by a reduction in accrued management incentive compensation.

Adjusted OIBDA was  $41.5 million as compared to $50.4 million in the prior year quarter.

Key Highlights:  During the quarter, WWE made important progress on strategic initiatives that extend the reach of its brands and superstar talent. Specifically, the Company prepared for the transition of SmackDown to Fox Broadcast. To promote the program’s success, and with WWE’s support, Fox launched a new advertising campaign with the tagline, “We’re All Superstars,” which has been highly visible across Fox’s array of marquis sports programming. SmackDown successfully transitioned to Fox, with the program’s debut on October 4th - which celebrated SmackDown’s 20th anniversary on TV – attracting 3.9 million average viewers, making it one of Fox’s highest-rated Friday night programs over the past 3 years. While advancing SmackDown’s position, the Company also expanded its Wednesday night show, NXT,  from one to two hours, and began to air the program live on USA Network, further building the brand as a complement to WWE’s flagship programs. Including the newly licensed NXT show, WWE now airs seven hours of live, in-ring content that span Monday, Wednesday and Friday every week, creating a lineup that broadens its reach and deepens its engagement with fans. In addition to producing the two highest rated programs on USA Network, Monday Night Raw and SmackDown Live,  WWE continued to produce, develop and partner on new original content across programs. On television, Fox developed WWE Backstage, a weekly studio show to premier November 5th on FS1. On WWE Network, the Company planned Crown Jewel, an event featuring top boxing and UFC talent, Tyson Fury and Cain Velasquez (October 31). For its social and digital platforms, WWE developed After the Bell, the Company’s first weekly podcast series (beginning October 30).  The Company has also partnered with Paramount on the animated feature film, Rumble, with WWE Superstars Becky Lynch and Roman Reigns together with the main cast providing the voices for the movie’s characters (release expected in July 2020).

Live Events

Revenues declined $3.5 million to $23.2 million due to lower ticket sales at the Company’s North America events,  primarily due to weaker performance and the staging of fewer events in North America.

•

There were 74 total events (excluding NXT) in the current quarter, consisting of 67 events in North America and 7 events in international markets, as compared to 90 events in the prior year quarter, including 86 events in North America and 4 in international markets.

•

North American ticket sales declined $4.1 million during the quarter, primarily due to lower attendance and the staging of 19 fewer events. Partially offsetting these declines, the average ticket price increased 6% to $56.64.

•

International live event revenue of $2.3 million was essentially unchanged from the prior year quarter as the staging of three additional events was offset by reductions in the average ticket price and average attendance.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
North American ticket sales	$18.3	$22.4	$76.0	$85.7
International ticket sales	2.3	2.3	12.0	15.8
Advertising and sponsorship	0.5	0.4	1.7	1.5
Other [10]	2.1	1.6	8.5	6.8
Total Revenues	$23.2	$26.7	$98.2	$109.8

Operating income reflected a loss of $3.5 million as compared to a loss of $1.1 million, primarily due to lower attendance at the Company’s North American events.  Although the Company held 19 fewer North American events, this change had a  limited impact on operating income.

Adjusted OIBDA reflected a loss of $2.9 million as compared to $0.2 million in the prior year quarter.

Key Highlights: WWE continued to stage large-scale, action-packed events for engaging with its global fanbase. During the quarter, SummerSlam was performed in front of a sold-out crowd of nearly 17,000 fans to the ScotiaBank Arena in Toronto. Further demonstrating the importance of its global fanbase, WWE returned to China for the fourth-straight year with WWE LIVE Shanghai at the Mercedes Benz Arena and will hold Crown Jewel at King Fahd International Stadium in Riyadh, its second 2019 event in Saudi Arabia, later today.  Over the coming months, the Company plans to hold international, live-event tours across Europe, Asia Pacific and Latin America.

Consumer Products

Revenues decreased 13% to  $17.0 million from $19.6 million in the prior year quarter reflecting lower product sales across distribution platforms, including the Company’s e-commerce site, WWE Shop, live event venues and licensing agreements. Lower sales of merchandise at the Company’s live event venues can be attributed, at least in part, to the staging of fewer events (as described above).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Consumer product licensing	$7.8	$8.5	$26.6	$28.6
eCommerce	5.7	6.8	18.9	23.3
Venue merchandise	3.5	4.3	15.4	17.9
Total Revenues	$17.0	$19.6	$60.9	$69.8

Operating income increased 21% to $3.4 million from $2.8 million in the prior year quarter as the decline in revenue was more than offset by lower operating expenses, including a reduction in accrued management incentive compensation.

Adjusted OIBDA of $4.0 million was essentially unchanged from the prior year quarter.

Key Highlights: During the quarter, WWE continued to innovate new products that build engagement with its Superstar talent. To celebrate the 35th anniversary of both WrestleMania and the Ghostbusters franchise, WWE, in collaboration with Mattel, created a WWE Ghostbuster action-figure collection, which quickly became a top-selling product line at Walmart. Continuing the evolution of WWE’s franchise video game, the Company launched WWE 2K20 on October 22nd,  which was developed by Take-Two Interactive.

Financial Outlook 2019

The Company’s previous full year guidance, which targeted Adjusted OIBDA of at least $200 million, assumed continued improvement in WWE’s engagement metrics, a second large scale event in the MENA region, and the completion of a media rights deal in the MENA region. Although the Company is holding a second large-scale event today in Riyadh, Saudi Arabia, its previously contemplated agreement for the region has not yet been completed. Additionally, the Company has accelerated strategic investments to support the creation of its content while reducing or delaying other expenses to lessen the impact of that investment. Given the delay in completing a MENA agreement and the impact of these strategic investments, the Company has modified its full year guidance to an Adjusted OIBDA range of $180 million to $190 million5, which would be an all-time record.

The Company’s full year guidance includes estimated fourth quarter 2019 Adjusted OIBDA of approximately $108 to $118 million.5 The fourth quarter results reflect substantial revenue growth from the Company’s new content distribution agreements in the U.S., which become effective at the start of the quarter.

WWE is unable to provide a reconciliation of fourth quarter or full year guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Strategy and Financial Perspective: 2020 and Beyond

The Company expects to provide in-depth perspective on its 2020 performance, long-term strategy and business model in mid-to-late February following the announcement of its 2019 results. Management plans to discuss the evolving media landscape, the potential range of the Company’s revenue and Adjusted OIBDA growth based on its key growth pillars,  including its approach to evaluating and managing anticipated investments, as well as the Company’s capital allocation.  The timing of this communication balances three objectives: to communicate as soon as possible, minimize the range of outcomes for the Company’s 2020 guidance and adhere to best practices for the communication of important strategic matters close to year-end. The Company anticipates that its core content rights will drive significant growth in revenue and Adjusted OIBDA in 2020. Management believes that the Company is well positioned to continue to drive growth thereafter, leveraging its focus on content, digitization and globalization.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 7-8. A reconciliation of three and nine months ended September 30, 2019 and 2018 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 13-14

(2)	Data based on average viewers per live episode/ game measured on a Live+SD basis across broadcast and cable networks. Source: Nielsen Media Research, NPOWER
(3)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(4)

Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, etc.) and WWE platforms (WWE.com and WWE App). Social media followers represent the number of followers for each individual platform as sourced from each platform; as such, total followers shown have not been adjusted for duplication among or within platforms and do not represent the number of “unique” followers

(5)

The Company’s business model and expected results (including our outlook for the fourth quarter and full year 2019) will continue to be subject to significant execution and other risks, including risks relating to entering into, maintaining and/ or renewing key agreements, uncertainties associated with international markets and risks inherent in large live events, and the other risks outlined in the Company’s Form 10-K filing with the SEC

(6)

As previously announced on March 18, 2019, the Company entered into a lease for its new Company headquarters. The lease commenced on July 1, 2019 at which time the Company gained control of the leased premises. The lease is accounted for as a finance lease pursuant to the new lease accounting standard, and the Company recorded a lease obligation of $325,453 and right-of-use asset of $285,762, net of tenant improvement allowances of $39,838 which are expected to be received from the landlord. For more information please refer to the Company’s Q3 2019 10-Q filing

(7)

A reconciliation of three and nine months ended September 30, 2019 and 2018 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 15

(8)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown,  as well as our NXT programming, through global broadcast, pay television and digital platforms

(9)

Other forms of media monetization reflect revenues earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(10)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization expenses directly related to the Company's revenue generating activities, including feature film and television production asset amortization, amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, payment of dividends, and the repurchase of stock.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on October 31st to discuss the Company's earnings results for the third quarter of 2019.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 9871358).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on October 31, 2019 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution and event agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net revenues	$186.3	$188.4	$637.6	$657.7
Operating expenses	133.8	120.8	466.6	439.7
Marketing and selling expenses	16.4	23.5	64.4	73.1
General and administrative expenses	18.5	20.1	66.4	64.7
Depreciation and amortization	11.2	5.9	23.5	19.1
Operating income	6.4	18.1	16.7	61.1
Interest expense	7.9	3.6	18.2	11.8
Other income, net	0.2	3.5	2.8	3.3
(Loss) income before income taxes	(1.3)	18.0	1.3	52.6
Benefit from income taxes	(7.1)	(15.6)	(6.5)	(5.8)
Net income	$5.8	$33.6	$7.8	$58.4

Earnings per share:
Basic	$0.07	$0.43	$0.10	$0.75
Diluted	$0.06	$0.37	$0.09	$0.66

Weighted average common shares outstanding:
Basic	78.5	77.8	78.2	77.4
Diluted	89.9	90.8	90.8	87.9
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76.5	$167.5
Short-term investments, net	154.9	191.7
Accounts receivable, net	142.9	78.9
Inventory	8.5	7.7
Prepaid expenses and other current assets	36.7	28.2
Total current assets	419.5	474.0
PROPERTY AND EQUIPMENT, NET	175.6	148.1
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	294.4	—
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	21.7	—
FEATURE FILM PRODUCTION ASSETS, NET	15.4	13.6
TELEVISION PRODUCTION ASSETS, NET	4.7	7.5
INVESTMENT SECURITIES	27.9	30.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	16.7	17.1
OTHER ASSETS, NET	46.2	9.8
TOTAL ASSETS	$1,022.1	$700.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.8	$5.1
Finance lease liabilities	8.7	—
Operating lease liabilities	6.5	—
Convertible debt	187.2	183.1
Accounts payable and accrued expenses	82.9	120.1
Deferred income	68.0	49.2
Total current liabilities	358.1	357.5
LONG-TERM DEBT	22.2	25.7
FINANCE LEASE LIABILITIES	332.8	—
OPERATING LEASE LIABILITIES	15.6	—
OTHER NON-CURRENT LIABILITIES	0.4	0.9
Total liabilities	729.1	384.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.5	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	419.5	415.3
Accumulated other comprehensive income	2.6	1.5
Accumulated deficit	(129.9)	(101.3)
Total stockholders’ equity	293.0	316.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,022.1	$700.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
OPERATING ACTIVITIES:
Net income	$7.8	$58.4
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	4.8	5.9
Amortization of television production assets	22.8	20.5
Depreciation and amortization	27.8	24.1
Other amortization	10.3	4.7
Loss on equity investments, net	3.2	0.8
Services provided in exchange for equity instruments	(1.5)	(2.3)
Stock-based compensation	32.2	34.3
Provision for (benefit from) deferred income taxes	0.5	(2.7)
Other non-cash adjustments	6.2	1.9
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(64.2)	(8.2)
Inventory	(0.8)	(0.6)
Prepaid expenses and other assets	(8.8)	(20.4)
Feature film production assets	(6.6)	(0.9)
Television production assets	(20.0)	(20.3)
Accounts payable, accrued expenses and other liabilities	(31.6)	9.1
Deferred income	20.2	17.2
Net cash provided by operating activities	2.3	121.5
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(56.3)	(21.4)
Purchases of short-term investments	(74.9)	(82.1)
Proceeds from sales and maturities of investments	113.3	50.8
Purchase of investment securities	(1.0)	(1.0)
Other	0.8	1.0
Net cash used in investing activities	(18.1)	(52.7)
FINANCING ACTIVITIES:
Repayment of debt	(3.8)	(3.5)
Repayment of finance leases	(6.2)	—
Dividends paid	(28.2)	(27.9)
Debt issuance costs	(0.7)	—
Taxes paid related to net settlement upon vesting of equity awards	(30.1)	(50.7)
Proceeds from issuance of stock	2.3	1.7
Repurchase and retirement of common stock	(8.5)	—
Net cash used in financing activities	(75.2)	(80.4)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(91.0)	(11.6)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	167.5	137.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$76.5	$126.1
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$7.2	$5.6

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$33.0	$3.2	$5.3	$—	$41.5
Live Events	(3.5)	—	0.6	—	(2.9)
Consumer Products	3.4	—	0.6	—	4.0
Corporate	(26.5)	8.0	1.3	—	(17.2)
Total	$6.4	$11.2	$7.8	$—	$25.4

	Three Months Ended September 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$39.3	$3.1	$8.0	$—	$50.4
Live Events	(1.1)	—	1.3	—	0.2
Consumer Products	2.8	—	1.2	—	4.0
Corporate	(22.9)	2.8	1.3	—	(18.8)
Total	$18.1	$5.9	$11.8	$—	$35.8

	Nine Months Ended September 30, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$76.2	$8.1	$23.2	$—	$107.5
Live Events	8.7	—	2.5	—	11.2
Consumer Products	13.6	—	2.6	—	16.2
Corporate	(81.8)	15.4	3.9	—	(62.5)
Total	$16.7	$23.5	$32.2	$—	$72.4

	Nine Months Ended September 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$107.2	$9.1	$22.2	$—	$138.5
Live Events	15.2	—	3.3	—	18.5
Consumer Products	13.4	—	4.4	—	17.8
Corporate	(74.7)	10.0	4.4	—	(60.3)
Total	$61.1	$19.1	$34.3	$—	$114.5

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q3 2019	Q3 2019 YTD	Q4 2019	FY 2019
Adjusted OIBDA	$25.4	$72.4	$108 - $118	$180 - $190
Depreciation & amortization (1)	(11.2)	(23.5)	—	—
Stock-based compensation (1)	(7.8)	(32.2)	—	—
Film impairments (1)	—	—	—	—
Asset impairments (1)	—	—	—	—
Gain (losses) on operating assets (1)	—	—	—	—
Restructuring charges (1)	—	—	—	—
Other operating income items (1)	—	—	—	—
Operating income (U.S. GAAP Basis)	$6.4	$16.7	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after September 30, 2019 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$3.2	$44.7	$2.3	$121.5
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(19.6)	(9.2)	(56.3)	(21.4)
Free Cash Flow	$(16.4)	$35.5	$(54.0)	$100.1